                                                                    Exhibit 23.1

                         INDEPENDENT AUDITOR'S CONSENT

We consent to the inclusion of our report dated August 12, 1998, except for note 16 as to which the date is September 16, 1998, on the consolidated financial statements of First Federal Savings Bank and Subsidiary (Bank) as of June 30, 1998 and for the three years then ended, and to the reference made to us under the heading "Experts" in the Application of Conversion filed by the Bank with the Office of Thrift Supervisor and in the Registration Statement on Form S-1 filed by First Bancorp of Indiana, Inc. with the United States Securities and Exchange Commission.

/s/ OLIVE LLP

Evansville, Indiana

February 5, 1999